TRANSLATOR AGREEMENT

This Translator Agreement is made as of this 6th day of July 2021, by and among Transuite.org Inc. (“Contractor”) and ____ (“the Company”) under the following terms and conditions:

Contractor Status

  It is agreed and understood between the parties that Contractor’s relationship to the Company is that of a service provider and nothing in this Agreement is intended, or should be construed, to create a partnership, agency, joint venture or employment relationship. Contractor is not authorized to make any representation, contract or commitment on behalf of the Company unless a written permission is issued by the Company.
  Unless otherwise expressly set forth herein, the Company will not supervise, direct or control Contractor in the manner or method of performing any assignment provided by the Company. Contractor will determine the method, manner, and means of performing services, provided that Contractor shall satisfactorily perform the services to produce the intended result to the Company standards and timing requirements.
  Contractor and contractor’s employees or subcontractors can document that he/she possesses the education, training, skills, experience, licenses, supplies and equipment necessary to the provision of translation services.
  It is agreed and understood that Contractor is not covered by any workers’ compensation insurance provided by the Company to its direct employees and Contractor expressly waives any such coverage as a condition of signing this Agreement.
  Contractor agrees and understands that he/she is not eligible for unemployment benefits by virtue of Contractor’s relationship with the Company.
  The Contractor retains the right to perform services for others during the term of this Agreement.

Non Disclosure

  Contractor acknowledges that during the course of this Agreement, Contractor will have access to confidential information of the Company and the Company’s customers, including without limitation customer lists, customer contact information, information regarding customer’s use of or needs for language services, vendor/supplier lists, trade secrets, methods and processes involved in providing services, marketing and sales techniques, product information, financial data, pricing histories, pricing strategies, pricing margins, and other information and knowledge relating to the business of the Company or of the Company’s customers (collectively, “Confidential Information”). Contractor acknowledges that such Confidential Information is the sole and exclusive property of the Company and that the maintenance of the confidentiality thereof is essential to the Company’s ability to conduct its business. Therefore, during the term of this Agreement or at any time thereafter, Contractor will not, without the express written consent of the Company, directly or indirectly communicate or divulge any Confidential Information to any third party; however, Contractor may disclose or use such information under any of the following circumstances:
  disclosure or use thereof in good faith by Contractor in connection with the performance of Contractor’s duties for the Company;
  disclosure which is required by a court or other governmental agency of competent jurisdiction;
  disclosure or use of any such Confidential Information which becomes part of the public domain through no fault of Contractor or any agent of Contractor.

Performance Duties and Expectations

  Contractor shall provide the following services:
•	translating user manuals;
•	translating instructions leaflets;
•	translating internal notes;
•	translating minutes of proceedings;
•	translating administrative terms;
•	translating annual accounts;
•	translating annual reports;
•	translating financial statements;
•	translating financial contracts;
•	translating financing package.
  Contractor agrees to deliver all services within the designated time frame and in accordance with the Company’s quality procedures agreed to in each Project Assignment and set forth herein in this section of this Agreement. Contractor further agrees to immediately inform the Company of any potential delay in delivery or inability to comply with quality procedures or Agreement with the Company.
  The Company shall pay contractor the fees set forth in each project within 30 days of invoice receipt. Any exceptions to this policy will be discussed and agreed to by the Company and Contractor before the start of any Project Assignment. Payment will be made in US dollars in the form of wire transfers or other means as applicable. Payment may be made in parts and shall amount to $5,000 monthly.

Miscellaneous Provisions

14.	This Agreement supersedes any previous agreement you may have reached with the Company.
  This agreement contains the entire understanding of the parties relating to the subject matter herein contained, and this Agreement cannot be changed, modified or terminated except in writing signed by both parties.
  This Agreement and all matters or issues collateral thereto shall be governed by the laws of the state of Nevada applicable to contracts performed entirely therein.
  It is mutually agreed and understood that either party may terminate this Agreement by giving 72 hours written notice to the other party. Following any termination of this Agreement, all assignments fully completed prior to termination shall be invoiced and paid pursuant to the terms of the assignment. With respect to any assignments in progress at the time of termination, such assignments shall be completed, invoiced and paid after termination pursuant to the terms of this Agreement, as if not terminated with respect thereto, unless otherwise specifically agreed by the parties in writing.

TRANSUTE.ORG INC.

By:	/s/ Michal Wisniewski	By:	/s/
Name:	Michal Wisniewski
Title:	President		CEO